Exhibit (n)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus Supplement to the Post-Effective Amendment No. 2 to Registration Statement Nos. 333-189706 and 333-189707 on Form N-2 of our reports dated March 5, 2014 relating to the consolidated financial statements of New Mountain Finance Holdings, L.L.C. and the financial statements of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation, and the effectiveness of New Mountain Finance Corporation’s internal control over financial reporting, and our report dated March 5, 2014 relating to the information New Mountain Finance Holdings, L.L.C. set forth under the heading “Senior Securities” appearing in the Prospectus Supplement, and to the reference to us under the headings “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

New York, New York
April 9, 2014